Exhibit 3.1
CERTIFICATE OF CORRECTION
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
QUANTA SERVICES, INC.
     Quanta Services, Inc., a Delaware corporation (the “Corporation”), pursuant to Section 103(f) of the Delaware General Corporation Law, certifies as follows:
     FIRST: The Restated Certificate of Incorporation of the Corporation filed in the Office of the Secretary of State of the State of Delaware on May 6, 2003 (the “Charter”) is an inaccurate record of the corporate action therein referred to because Article SECOND of the Charter mistakenly refers to the Corporation’s registered agent as “Corporation Service Corporation,” rather than “Corporation Service Company.”
     SECOND: Article SECOND of the Charter in corrected form is as follows:
SECOND. The Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is the Corporation Service Company.
[Signature page follows]

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction of Restated Certificate of Incorporation to be signed by its duly authorized officer on the date set forth below.

QUANTA SERVICES, INC.
By:	/s/ Tana Pool
	Name:	Tana Pool
	Title:	Vice President

Dated: 5-19-2011